Exhibit 10.4

PERSONAL AND CONFIDENTIAL

July 14, 2010

Mark P. Murphy

21295 Clear Haven Dr.

Yorba Linda, CA 92886

Dear Mark:

On behalf of the Board of Directors (the “Board”) I am pleased to extend this amended employment letter agreement concerning your employment as Chief Executive Officer of Pro-Dex Inc. (the “Company”) as an “at-will” employee, serving at the pleasure of the Board and in accordance with the Company’s Bylaws and applicable law. As Chief Executive Officer, you will perform the duties assigned to you from time to time by the Board. You may also be required to serve as the Chief Executive Officer and/or a director or other officer of subsidiaries or other related entities of the Company with no additional compensation. You will be based out of our Irvine, California office.  This agreement will be effective as of July 1, 2010.

Salary

Your bi-weekly salary will be $11,538 which equals $300,000 on an annualized basis, subject to increases from time to time at the discretion of the Board, and subject to reductions that do not constitute a “material reduction in your salary” as defined below.

Benefits

You will be eligible to participate in benefits including health, dental, disability and life insurance, qualified retirement plans, and optional employee benefits which, by Board approval, are or become available to all Company employees, except you will not participate in the Company-wide employee quarterly bonus/non-qualified profit sharing plan.  You will receive Paid Time Off in accordance with the plan established for senior executives of the Company.

You will receive reimbursement for ordinary and necessary business expenses incurred in the ordinary course of business, consistent with the Company’s policies applicable to all employees (including, without limitation, the requirement to provide appropriate supporting documentation) and subject to review by the Company’s finance department and Audit Committee.

Bonus/Incentive Compensation

You will be eligible to participate in all Company created and Board approved incentive compensation plans open to participation for senior executives of the Company, subject to the terms and provisions of the applicable plan documents covering any such plans.  The terms of such plans may be changed from time to time at the discretion of the Board.  Currently, the Company offers or expects to offer an Annual Incentive Plan and a Long Term Incentive Plan. Copies of the related plan documents have been attached hereto as Exhibits A and Exhibit B respectively.

Equity Grants

You will be permitted to participate in any program of stock option or other equity grants which the Company may from time to time provide key employees.  Such grants are made under the terms and provisions of the First Amended and Restated 2004 Stock Option Plan in varying amounts to individual participants based upon their perceived impact upon the long term success of the Company and are made at the sole and absolute discretion of the Board, generally at the first Board meeting following the filing of the Company’s Form 10-K for the previous fiscal year.   Subject to the foregoing, your initial grant under this program will be 50,000 options to purchase the Company’s common shares at the average of the high and low prices for the Company’s shares on the grant date and which will vest ratably over the 36 month period following the grant date.   The options will have a term of ten years from the grant date and to the maximum extent permissible under the relevant Internal Revenue Service regulations, will be made as Incentive Stock Options.

Term

This letter agreement will terminate on the third anniversary of its execution (which shall be deemed to be the date first set forth on the top of this document) but may be extended by a written agreement executed by the parties and approved by the Board of Directors.  Your employment is at-will, and the term of this letter agreement does not establish a specified term of employment with the Company.  Upon the termination of this letter agreement during your employment, without an express written extension executed by the parties and approved by the Board of Directors, your at-will employment with the Company will continue until terminated by the Company or by you, but shall no longer be controlled by the terms and provisions of this letter agreement, and any obligations of the Company pursuant to this letter agreement, following its termination, shall be without force or effect.

Termination/Severance

In the event that your employment with the Company terminates for any reason, the Company shall pay you your (i) salary up through the date of termination (including any accrued but unused Paid Time Off remaining as of the termination date), plus; (ii) any Annual Incentive Plan or Long Term Incentive Plan awards (or prorated portion thereof) actually earned based on existing Board-established criteria and the terms of such bonus plans, but not yet paid as of the termination date, each of which shall be paid less applicable withholding for taxes as required by law.  You shall also receive reimbursement for any ordinary and necessary business expenses outstanding as of the date of termination.

In addition to the above, in the event you are terminated involuntarily by the Company without “Cause” or following a “Change in Control,” or in the event that you resign for “Good Reason” each as defined below, the Company shall pay you  severance compensation equal to one (1.0) times your then-current annual base salary (the “Severance Payment”).  The full Severance Payment will be paid in a single lump-sum payment, subject to applicable withholding, within seven (7) calendar days of the effective date of the separation agreement described below. You hereby acknowledge that such Severance Payment will be the total and sole remedy for any claims by you, known or unknown, arising from your employment with the Company or the termination thereof, and you will be required to execute a written separation agreement with the Company, substantially in the form and content of those agreements entered into by other employees leaving the Company, containing a general release of claims against the Company in form and content acceptable to both you and the Company and our respective counsel. However, the separation agreement will not alter your rights under the Indemnification Agreement between you and the Company, indemnification provisions of the Company’s Articles of Incorporation and/or Bylaws (if any), or the Company’s insurance for Officers and Directors.

As used herein, the term “Cause” shall mean termination by the Company due to:

(i)         your inability or failure to perform your duties with the Company;

(ii)        your failure to substantially follow and comply with the specific and lawful directives of the Board;

(iii)       The Board’s determination of your commission of an act of fraud or dishonesty; your  conviction or plea of no contest in any state or federal jurisdiction for any felony, or any misdemeanor crime involving dishonesty, moral turpitude, or which has, or is reasonably likely to have, an adverse effect on the Company’s image; gross misconduct; or your material violation of any material written policy, guideline, code, handbook or similar document governing the conduct of directors, officers or employees of the Company or its related entities; however, if it is later determined that you did not violate the Company’s policies or commit such acts as listed in this paragraph, your termination will deemed to have occurred for without “Cause”; or

(iv)       a material breach by you of the terms of this letter agreement.

As used herein, the term resignation for “Good Reason” shall mean your resignation due to:

(i)         a material reduction in your salary as set forth herein or failure of the Company to pay any amount owing to you hereunder when due. For purposes of this letter the term “material reduction in your salary” shall mean an involuntary reduction of greater than fifteen percent (15%) total from your maximum base salary for a consecutive period of more than six (6) months but shall not include an “across the board” reduction of salary or benefits made applicable to substantially all Company employees;

(ii)        the Company’s requiring you to be based full time in any office or location outside of a sixty (60) mile radius from your current residence in Yorba Linda, California;

(iii)       a material diminution in the scope of your authority, duties, and responsibilities, including the assignment of duties inconsistent with the position of a Chief Executive officer of a publicly traded company;

(iv)      this Agreement is not renewed or a new employment agreement is not entered into within ninety (90) days prior to of the expiration of this Agreement or any renewal thereof;

or

(v)      a material breach by the Company of the terms of this letter agreement.

In case of a claim of “Cause” for termination, the Board shall promptly notify you in writing and in reasonable detail of the existence of such Cause, and if the basis of such claim is reasonably susceptible of cure and in fact is fully cured within thirty (30) days of your receipt of such notice, it shall no longer be grounds for termination with “Cause.”  In case of your claim of resignation for “Good Reason,” your resignation must occur within a limited period of time not to exceed two (2) years following the initial event giving rise to the Good Reason, and you must notify the Company in writing and in reasonable detail of the event or condition constituting “Good Reason” within thirty (30) days of the initial existence of such event or condition, specifying that you intend to terminate your employment for such Good Reason and specifying the facts and circumstances constituting Good Reason.  If the Company remedies the specified condition within thirty (30) days after receipt of such notice, it shall no longer be grounds for your resignation for “Good Reason.”

In the case of a change in control of the Company arising from a sale of all or substantially all of the shares or assets of the Company or a change in the constitution of the Board of Directors of more than 50% with the newly elected majority of the members of the Board of Directors not having been recommended by the previous Board of Directors for election (not including you in either the denominator or numerator) within one calendar year (a “Change in Control”), and:  (1) during the six (6) month period immediately following such Change in Control your employment is involuntarily terminated without Cause or you are offered an executive position with the Company or any of its affiliates with a material diminution in your authority, duties, or responsibilities as they existed immediately before the Change in Control (including a position in which the authority, duties, or responsibilities of the supervisor to whom you are required to report are materially diminished); or (2) in connection with such Change in Control you are not offered an executive position with the Company or any of its affiliates with substantially comparable responsibilities, compensation, benefits and incentives, you shall receive the Severance Payment, subject to the same terms and conditions described above in the event of termination without “Cause” or resignation for “Good Reason,” including, but not limited to, the requirement to execute a mutually acceptable separation agreement including a general release of claims

Indemnification

The      Company will continue its commitment to indemnify you in accordance with the Company’s standard Indemnification Agreement for its officers and directors (which you have previously executed in your capacity as an officer and/or director of the Company) and any such provisions concerning indemnification under its Articles of Incorporation or Bylaws.

At Will Employment; Other

By entering into this letter agreement, you confirm your understanding that your employment will be on an “at-will” basis meaning that either you or the Company may terminate the employment relationship at any time for any reason with or without notice or Cause, and that neither you nor the Company has entered into any other agreement regarding the duration of your employment. Except for the Annual Bonus provision as it relates to FY2010 contained in the letter agreement between the parties dated May 15, 2008, which shall remain in full force and effect until mutually resolved between the parties, this letter agreement represents the full and exclusive understanding between us of the matters set forth herein and supersedes fully any prior agreement between you and the Company. There is no other agreement, written or oral, which governs the matters described herein.  Any amendment to this letter agreement must be in writing, and must be executed by you and by an authorized representative of the Company’s Board.

Please sign both copies of this letter to indicate your acceptance of this offer and retain one copy for your records and return the second copy to us.

Pro-Dex, Inc.

/s/ William Healey__	/s/ Mark Murphy

William Healey	Mark Murphy
Lead Director on behalf of
The Board of Directors

/s/ Jeff Ritchey
Jeff Ritchey, CFO